Exhibit 23.2



                 CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 3 on Form S-8 to Registration Statement on
Form S-4 (Registration No. 333-60553) of BankAmerica Corporation, a Delaware corporation and the surviving corporation in the merger of a predecessor company of the same name (the former BankAmerica Corporation) and NationsBank (DE) Corporation, to be dated October 2, 1998, of our report dated January 20, 1998, with respect to the consolidated financial statements of the former BankAmerica Corporation, incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP


San Francisco, California
September 30, 1998